SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1)*




                               Asta Funding, Inc.
- --------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
- --------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    046220109
- --------------------------------------------------------------------------------
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               CUSIP NO. 046220109
- --------------------------------------------------------------------------------

(1)   Names of Reporting Persons.  S.S. or I.R.S. Identification Nos. of Above
      Persons:  Asta Group, Incorporated
- --------------------------------------------------------------------------------

(2)     Check the Appropriate Box if a Member of a Group (See Instructions)

          (a) ___
          (b) ___
- --------------------------------------------------------------------------------

(3)     SEC Use Only
- --------------------------------------------------------------------------------

(4)     Citizenship or Place of Organization:  Delaware
- --------------------------------------------------------------------------------

Number of Shares Beneficially Owned by Each      (5) Sole Voting
      Reporting Person With                            Power:
                                                 (6) Shared Voting
                                                       Power:          352,500*
                                                 (7) Sole Dispositive
                                                       Power:
                                                 (8) Shared Dispositive
                                                       Power:          352,500*
- --------------------------------------------------------------------------------
(9)     Aggregate Amount Beneficially Owned by Each Reporting Person:  352,500*

- --------------------------------------------------------------------------------

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
- --------------------------------------------------------------------------------

(11)    Percent of Class Represented by Amount in Row (9): 7.9%
- --------------------------------------------------------------------------------

(12)     Type of Reporting Person (See Instructions):  CO
- --------------------------------------------------------------------------------

* The 352,500 shares beneficially owned by the reporting persons are held in an escrow account pursuant to an agreement between the reporting persons, Asta Funding, Inc., the underwriters of Asta Funding, Inc.'s initial public offering and certain other shareholders of Asta Funding, Inc. The 352,500 shares will only be released upon Asta Funding, Inc. attaining certain earnings goals or stock price goals. The reporting persons may vote but not transfer the 352,500 shares.


                               CUSIP NO. 046220109
- --------------------------------------------------------------------------------

(1)     Names of Reporting Persons.  S.S. or I.R.S. Identification Nos. of Above
        Persons:  Arthur Stern
- --------------------------------------------------------------------------------

(2)     Check the Appropriate Box if a Member of a Group (See Instructions)
        (a)  __________                               (b) __________
- --------------------------------------------------------------------------------

(3)     SEC Use Only
- --------------------------------------------------------------------------------

(4)     Citizenship or Place of Organization:  United States of America
- --------------------------------------------------------------------------------

Number of Shares Beneficially Owned by Each          (5) Sole Voting
      Reporting Person With                                 Power:
                                                     (6) Shared Voting
                                                            Power:      352,500*
                                                     (7) Sole Dispositive
                                                            Power:
                                                     (8) Shared Dispositive
                                                            Power:      352,500*
- --------------------------------------------------------------------------------
(9)     Aggregate Amount Beneficially Owned by Each Reporting Person:  352,500*
- --------------------------------------------------------------------------------

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

- --------------------------------------------------------------------------------

(11)    Percent of Class Represented by Amount in Row (9): 7.9%
- --------------------------------------------------------------------------------

(12)     Type of Reporting Person (See Instructions):  IN
- --------------------------------------------------------------------------------

* The 352,500 shares beneficially owned by the reporting persons are held in an escrow account pursuant to an agreement between the reporting persons, Asta Funding, Inc., the underwriters of Asta Funding, Inc.'s initial public offering and certain other shareholders of Asta Funding, Inc. The 352,500 shares will only be released upon Asta Funding, Inc. attaining certain earnings goals or stock price goals. The reporting persons may vote but not transfer the 352,500 shares.

                               CUSIP NO. 046220109
- --------------------------------------------------------------------------------

(1)     Names of Reporting Persons.  S.S. or I.R.S. Identification Nos. of Above
        Persons:  Gary Stern
- --------------------------------------------------------------------------------

(2)     Check the Appropriate Box if a Member of a Group (See Instructions)
        (a) _____                                (b) ______
- --------------------------------------------------------------------------------

(3)     SEC Use Only
- --------------------------------------------------------------------------------

(4)     Citizenship or Place of Organization:  United States of America
- --------------------------------------------------------------------------------

Number of Shares Beneficially Owned by Each          (5) Sole Voting
      Reporting Person With                                 Power:
                                                     (6) Shared Voting
                                                            Power:     352,500*
                                                     (7) Sole Dispositive
                                                            Power:
                                                     (8) Shared Dispositive
                                                            Power:     352,500*
- --------------------------------------------------------------------------------
(9)     Aggregate Amount Beneficially Owned by Each Reporting Person:  352,500*

- --------------------------------------------------------------------------------

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
- --------------------------------------------------------------------------------

(11)    Percent of Class Represented by Amount in Row (9): 7.9%

- --------------------------------------------------------------------------------

(12)     Type of Reporting Person (See Instructions):  IN
- --------------------------------------------------------------------------------

* The 352,500 shares beneficially owned by the reporting persons are held in an escrow account pursuant to an agreement between the reporting persons, Asta Funding, Inc., the underwriters of Asta Funding, Inc.'s initial public offering and certain other shareholders of Asta Funding, Inc. The 352,500 shares will only be released upon Asta Funding, Inc. attaining certain earnings goals or stock price goals. The reporting persons may vote but not transfer the 352,500 shares.


Item 1(a).  Name Of Issuer:  Asta Funding, Inc.

- --------------------------------------------------------------------------------

Item 1(b). Address of Issuer's Principal Executive Offices: 210 Sylvan Avenue, Englewood Cliffs, New Jersey 07632

- --------------------------------------------------------------------------------

Item 2(a). Name of Person Filing: This Schedule 13G/A is being filed by Asta Group, Incorporated, a Delaware corporation ("Group"), Arthur Stern ("Arthur") and Gary Stern ("Gary") as joint filers pursuant to Rule 13d-1(f)(1). Group is a reporting person because it is the beneficial owner of record of the 352,500 shares of Common Stock, par value $.01 per share, of Asta Funding, Inc. Each of Arthur and Gary are reporting persons because under the rules promulgated by Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, they may be deemed to be a control person of Group through their ownership of Group common stock and their management positions with Group.

- --------------------------------------------------------------------------------

Item 2(b).  Address of Principal Business Office or, if None, Residence:
210 Sylvan Avenue, Englewood, New Jersey 07632.
- --------------------------------------------------------------------------------

Item 2(c).  Citizenship:  Group is a Delaware corporation and both Arthur and
Gary are citizens of the United States of America.
- --------------------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:  Common Stock, par value $.01 per share, of Asta Funding, Inc.
- --------------------------------------------------------------------------------

Item 2(e).  CUSIP No.:  046220109
- --------------------------------------------------------------------------------

Item 3. If This Statement Is Filed Pursuant to Rules 13d-1(b), or 13d-2(b), check whether the Person Filing is a

                  Not Applicable

          (a) [ ] Broker or Dealer registered under Section 15 of the Act.

          (b) [ ] Bank as defined in section 3(a)(6) of the Act.

          (c) [ ] Insurance company as defined in section 3(a)(19) of the Act.

          (d) [ ] Investment Company registered under section 8 of the Investment Company Act.

          (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940.

          (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment fund; see Rule 13d-1(b)(1)(ii)(H).

          (g)  [ ]   Parent   Holding   Company,   in   accordance   with   Rule
13d-1(b)(ii)(G) (Note: See Item 7).

          (h) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

Item 4.  Ownership

          (a) Amount Beneficially Owned (as of August 15, 1997):

          352,500

          (b) Percent of Class (as of August 15, 1997):

          7.9%

          (c) Number of Shares as to which such person has:

             (i)  sole power to vote or to direct the vote   ---

             (ii) shared power to vote or to direct the vote      352,500

            (iii) sole power to dispose or to direct the disposition of ---

            (iv) shared power to dispose or to direct the disposition of 352,500


Item 5.  Ownership of Five Percent or Less of a Class

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

         N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         N/A

Item 8.  Identification and Classification of Members of the Group.

         N/A

Item 9.  Notice of Dissolution of Group.

         N/A

Item 10.  Certification.

         N/A


                                    SIGNATURE

          After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

  September 9, 1997
  (Date)
                                                 ASTA GROUP, INCORPORATED



                                                 By:  /s/ Arthur Stern
                                                      _________________________
                                                      Arthur Stern, President


                                                 /s/ Arthur Stern
                                                 ____________________________
                                                 Arthur Stern


                                                 /s/ Gary Stern
                                                 ___________________________
                                                 Gary Stern


ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)


                                    EXHIBIT A

                             JOINT FILING AGREEMENT


          Asta Group, Incorporated, a Delaware corporation, Arthur Stern and Gary Stern hereby agree that the Schedule 13G/A filed herewith relating to the shares of Common Stock, par value $.01 per share, of Asta Funding, Inc., a Delaware corporation, is filed jointly on behalf of each such person pursuant to Rule 13d-1(f)(1).


  September 9, 1997
  (Date)
                                               ASTA GROUP, INCORPORATED



                                               By:  /s/ Arthur Stern
                                                    ____________________________
                                                    Arthur Stern, President


                                                /s/ Arthur Stern
                                                ____________________________
                                                Arthur Stern


                                                /s/ Gary Stern
                                                _____________________________
                                                Gary Stern



                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                        (Amendment No. _______)*




                               Asta Funding, Inc.
- --------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
- --------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    046220109
- --------------------------------------------------------------------------------
                                 (CUSIP Number)




Check the following box if a fee is being paid with this statement |X|. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               CUSIP NO. 046220109
- --------------------------------------------------------------------------------

(1)     Names of Reporting Persons.  S.S. or I.R.S. Identification Nos. of Above
        Persons:  Asta Group, Incorporated
- --------------------------------------------------------------------------------

(2)     Check the Appropriate Box if a Member of a Group (See
        Instructions)          (a)_________
                               (b)    X
- --------------------------------------------------------------------------------

(3)     SEC Use Only
- --------------------------------------------------------------------------------

(4)     Citizenship or Place of Organization:  New York
- --------------------------------------------------------------------------------

Number of Shares Beneficially Owned by Each          (5) Sole Voting
      Reporting Person With                                 Power:
                                                     (6) Shared Voting
                                                            Power:     2,605,000
                                                     (7) Sole Dispositive
                                                            Power:
                                                     (8) Shared Dispositive
                                                            Power:     2,605,000
- --------------------------------------------------------------------------------

(9)   Aggregate Amount Beneficially Owned by Each Reporting Person:   2,605,000
- --------------------------------------------------------------------------------


(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
- --------------------------------------------------------------------------------

(11)  Percent of Class Represented by Amount in Row (9):  58.4%
- --------------------------------------------------------------------------------

(12)  Type of Reporting Person (See Instructions):   CO
- --------------------------------------------------------------------------------

                               CUSIP NO. 046220109
- --------------------------------------------------------------------------------

(1)     Names of Reporting Persons.  S.S. or I.R.S. Identification Nos. of Above
        Persons:  Arthur Stern
- --------------------------------------------------------------------------------

(2)     Check the Appropriate Box if a Member of a Group (See Instructions)
        (a)                                 (b) ___X____
- --------------------------------------------------------------------------------

(3)     SEC Use Only
- --------------------------------------------------------------------------------

(4)     Citizenship or Place of Organization:  United States of America
- --------------------------------------------------------------------------------

Number of Shares Beneficially Owned by Each      (5) Sole Voting
      Reporting Person With                           Power:
                                                 (6) Shared Voting
                                                      Power:           2,605,000
                                                 (7) Sole Dispositive
                                                      Power:
                                                 (8) Shared Dispositive
                                                      Power:           2,605,000
- --------------------------------------------------------------------------------

(9)    Aggregate Amount Beneficially Owned by Each Reporting Person:   2,605,000
- --------------------------------------------------------------------------------

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
- --------------------------------------------------------------------------------

(11)    Percent of Class Represented by Amount in Row (9):  58.4%
- --------------------------------------------------------------------------------

(12)     Type of Reporting Person (See Instructions):   IN
- --------------------------------------------------------------------------------

                               CUSIP NO. 046220109
- --------------------------------------------------------------------------------

(1)     Names of Reporting Persons.  S.S. or I.R.S. Identification Nos. of Above
        Persons:  Gary Stern
- --------------------------------------------------------------------------------

(2)     Check the Appropriate Box if a Member of a Group (See
        Instructions)          (a)___________
                               (b)    X
- --------------------------------------------------------------------------------

(3)     SEC Use Only
- --------------------------------------------------------------------------------

(4)     Citizenship or Place of Organization:  United States of America
- --------------------------------------------------------------------------------

Number of Shares Beneficially Owned by Each      (5) Sole Voting
      Reporting Person With                             Power:
                                                 (6) Shared Voting
                                                        Power:    2,605,000
                                                 (7) Sole Dispositive
                                                        Power:
                                                 (8) Shared Dispositive
                                                        Power:    2,605,000
- --------------------------------------------------------------------------------

(9)   Aggregate Amount Beneficially Owned by Each Reporting Person:   2,605,000
- --------------------------------------------------------------------------------

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
- --------------------------------------------------------------------------------

(11)    Percent of Class Represented by Amount in Row (9):  58.4%
- --------------------------------------------------------------------------------

(12)     Type of Reporting Person (See Instructions):   IN
- --------------------------------------------------------------------------------

Item 1(a).  Name Of Issuer:  Asta Funding, Inc.
- --------------------------------------------------------------------------------

Item 1(b). Address of Issuer's Principal Executive Offices: 210 Sylvan Avenue, Englewood Cliffs, New Jersey 07632
- --------------------------------------------------------------------------------

Item 2(a). Name of Person Filing: This statement is being filed by Asta Group, Incorporated, a New York corporation ("Group"), Arthur Stern ("Arthur") and Gary Stern ("Gary"). Group is making the filing because it owns of record the shares of Common Stock, par value $.01 per share, of Asta Funding, Inc. reported as beneficially owned by it. Each of Arthur and Gary are making this filing because under rules promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, may be deemed to be, through his ownership of shares of common stock of Group and his management position with Group, a control person of Group.
- --------------------------------------------------------------------------------

Item 2(b). Address of Principal Business Office or, if None, Residence: The principal business office of each of Group, Arthur and Gary is 210 Sylvan Avenue, Englewood Cliffs, New Jersey 07632.
- --------------------------------------------------------------------------------

Item 2(c). Citizenship: Group is a New York corporation. Each of Arthur and Gary is a citizen of the United States of America.
- --------------------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:  Common Stock, par value $.01 per share, of Asta Funding, Inc. ("Common Stock")
- --------------------------------------------------------------------------------

Item 2(e).  CUSIP No.:  046220109
- --------------------------------------------------------------------------------

Item 3. If This Statement Is Filed Pursuant to Rules 13d-1(b), or 13d-2(b), check whether the Person Filing is a

         Not applicable
- --------------------------------------------------------------------------------

Item 4.  Ownership

         (a)  Amount Beneficially Owned:

              2,605,000

         (b)  Percent of Class:

              58.4%

         (c)  Number of Shares as to which such person has:

               (i) sole power to vote or to direct the vote:   None

              (ii) shared power to vote or to direct the vote:     2,605,000

             (iii) sole power to dispose or to direct the disposition of: None

              (iv) shared power to dispose or to direct the
                   disposition of: 2,605,000


Item 5.   Ownership of Five Percent or Less of a Class

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person

         Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         Not applicable

Item 8.  Identification and Classification of Members of the Group.

         Not applicable

Item 9.  Notice of Dissolution of Group.

         Not applicable

Item 10.  Certification

         Not applicable



                                    SIGNATURE

          After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.



  December 19, 1995
  (Date)



                                                ASTA GROUP, INCORPORATED



                                                By:  /s/ Arthur Stern
                                                     _________________________
                                                     Arthur Stern, President


                                                /s/ Arthur Stern
                                                _______________________________
                                                    Arthur Stern


                                                /s/ Gary Stern
                                               _________________________________
                                                    Gary Stern

                                    EXHIBIT A

                             JOINT FILING AGREEMENT


          Asta Group, Incorporated, a New York corporation, Arthur Stern and Gary Stern hereby agree that the Statement on Schedule 13G filed herewith and any amendments thereto relating to the shares of Common Stock, par value $.01 per share, of Asta Funding, Inc., a Delaware corporation, is filed jointly on behalf of each such person.


  December 19, 1995
  (Date)



                                                   ASTA GROUP, INCORPORATED



                                                   By:  /s/ Arthur Stern
                                                        ________________________
                                                        Arthur Stern, President


                                                    /s/ Arthur Stern
                                                    ____________________________
                                                    Arthur Stern


                                                    /s/ Gary Stern
                                                    ____________________________
                                                    Gary Stern